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Investor Contact:

Alex Wellins

The Blueshirt Group

(415) 217-7722

alex@blueshirtgroup.com

ROXIO FOURTH QUARTER RESULTS TO MEET EXPECTATIONS

Fourth Quarter and Year-end Earnings Release and Conference Call

Scheduled for May 21, 2003;

Company to Present at JP Morgan and US Bancorp Piper Jaffray Conferences in May

SANTA CLARA, Calif—April, 24, 2003—Roxio, Inc. (Nasdaq: ROXI) The Digital Media Company®, provider of the best selling digital media software in the world, today announced that it expects financial results for the fiscal fourth quarter ended March 31, 2003 to meet its previously issued guidance from January 22, 2003.

Additionally, the Company will present at the following investment conferences in May:

May 8th—JP Morgan Technology and Telecom Conference, San Francisco

May 14th—US Bancorp Piper Jaffray Technology Conference, New York

More information on these events will be made available on the investor relations section of Roxio’s website at http://investor.roxio.com.

Fourth Quarter and Fiscal 2003 Conference Call Information

Roxio plans to report detailed financial results for the fourth quarter and fiscal year 2003 on Wednesday, May 21, 2003 after the close of market. The company will host a conference call for analysts and investors at 1:30 p.m. PT (4:30 p.m. ET). Participating on the call will be President and CEO Chris Gorog and CFO Elliot Carpenter.

To participate on the live call, analysts and investors should dial 800-216-6962 at least ten minutes prior to the call. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-642-1687 and entering the passcode: 9730870.

About Roxio

Roxio, Inc. (Nasdaq:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category leading products Easy CD & DVD Creator ™, the Digital Media Suite ™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and plans to re-launch it as a legal, paid service in the near future. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

The matters discussed relating to Roxio in this press release include forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Additional information on these risk factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K as filed with the SEC on July 1,

2002 and Quarterly Report on Form 10-Q as filed with the SEC on February 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.